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                                                                     Exhibit 2.4


                              SUCCESS FEE AGREEMENT

      Agreement dated as of ___________, 200_, by and between [XYZ, LLC] (the "Service Provider") and the Liquidating Trust for Highlands Insurance Group, Inc. and certain of its subsidiary companies (collectively, "Highlands"), established pursuant to that certain Liquidating Trust Agreement between Highlands and Stephen L. Kibblehouse as Liquidating Trustee, dated ____________, 2002 (the "Liquidating Trust Agreement").

      BACKGROUND. On ____________, the United States Bankruptcy Court for the District of Delaware entered an order which, inter alia, confirmed the Joint Plan of Reorganization of Highlands under Chapter 11 of the United States Bankruptcy Code (the "Plan"), and approved the Liquidating Trust Agreement.
Section 5.11 of the Plan and section 7.3 of the Liquidating Trust Agreement each provide that, on or after the Effective Date of the Plan, the Liquidating Trust and the Service Provider will enter into a Success Fee Agreement. This Agreement is the agreement referred to in those sections.

      NOW, THEREFORE, in consideration of the promises and covenants set forth herein, and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

      1. Definitions.

            (a) Except with respect to terms defined herein, capitalized terms contained herein shall have the meanings ascribed to them in the Plan.

            (b) "Agreement" means this Success Fee Agreement.

            (c) "Milestone One" means distributions by the Liquidating Trust to holders of Class A Trust Units totaling in the aggregate an amount equal to fifty percent (50%) of the face amount of such Class A Trust Units outstanding on the Effective Date.

            (d) "Milestone Two" means distributions by the Liquidating Trust to holders of Class A Trust Units totaling in the aggregate an amount equal to seventy-five percent (75%) of the face amount of such Class A Trust Units outstanding on the Effective Date.

            (e) "Milestone Three" means distributions by the Liquidating Trust to the holders of Class A Trust Units totaling in the aggregate an amount equal to one hundred percent (100%) of the face amount of such Class A Trust Units outstanding on the date of the last such distribution.

            (f) "Milestone Four" means any distribution by the Liquidating Trust to the holders of Class B Trust Units.

            (g) "Milestone Five" means distributions by the Liquidating Trust to the holders of Class A and B Trust Units totaling in the aggregate an amount equal to one hundred percent (100%) of the face amount of such Class A and B Trust Units outstanding on the date of the last such distribution.

      2. Service Provider. The Service Provider shall, during the term of this Agreement, provide management services to the Liquidating Trust with respect to the liquidation of the Trust
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Assets and the fulfillment of the Plan. Such services shall be provided in a professional manner under the direction of the Managing Member of the Service Provider, subject to the overall supervision of the Liquidating Trustee and the Trust Advisory Board of the Liquidating Trust.

      3. Term.

            (a) This Agreement shall commence on the Effective Date and shall continue until (i) the Liquidating Trust is terminated in accordance with its provisions, or (ii) this Agreement is terminated in accordance with subparagraph 3(b) or 3(c), below.

            (b) This Agreement may be terminated at any time by the Service Provider giving the Liquidating Trust ninety (90) days prior notice of such termination.

            (c) This Agreement may be terminated by the Liquidating Trust for cause (as defined in subparagraph 3(d), below), or without cause by giving the Service Provider ninety (90) days prior notice of such termination.

            (d) Cause shall mean the willful failure of the Service Provider to perform the management services required hereunder; provided, however, that the Service Provider shall be given notice (the "Initial Notice") by the Liquidating Trust of its intention to assert that cause exists, specifying in reasonable detail the nature and factual basis of the cause being asserted, and the Service Provider shall have ninety (90) days after receipt of Initial Notice to correct the deficiencies specified in such Notice. If, in the opinion of the Liquidating Trust, the Service Provider shall fail to cure such deficiencies within the 90 day period, the Liquidating Trust may give the Service Provider a final notice of cause (the "Final Notice"). Subject to the Service Provider's legal right to dispute the Initial and/or Final Notice, cause, within the meaning of this Agreement, shall be deemed to exist as of the receipt by the Service Provider of the Final Notice.

      4. Effect of Termination. If this Agreement shall be terminated by the Service Provider pursuant to subparagraph 3(b) or by the Liquidating Trust for cause pursuant to subparagraph 3(c), the Service Provider shall be entitled to payment of all compensation due and payable or otherwise accrued hereunder through the date of such termination. If this Agreement shall be terminated by the Liquidating Trust pursuant to subparagraph 3(c) without cause, the Service Provider shall be entitled to all compensation due and payable or otherwise accrued hereunder through the date of such termination and any and all compensation to which the Service Provider would otherwise have been entitled under this Agreement, absent such termination, on account of any distributions made by the Liquidating Trust to holders of Class A, B or C Trust units during the three year period commencing on the day following the day of such termination.

      5. Compensation.

            (a) The Service Provider shall be entitled to the following compensation hereunder:

                  (i) Upon the achievement of the Milestone One, a payment of $500,000;

                  (ii) Upon the achievement of Milestone Two, a payment of $250,000;

                  (iii) Upon the achievement of Milestone Three, a payment of
                        $250,000;


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                  (iv)  Upon any distribution constituting a part of Milestone
                        Four, a payment equal to five percent (5%) of such distribution; and

                  (v) Upon the achievement of Milestone Five, a payment of $2 million.

            (b) Each payment due to the Service Provider under subparagraph 5(a) shall be made by the Liquidating Trust in immediately available funds promptly upon the availability of funds in the Liquidating Trust to make such payment and prior to any further distribution by the Liquidating Trust to holders of Trust Units.

      6. Representations and Warranties

            (a) As an inducement to the Service Provider to enter into this Agreement, the Liquidating Trust represents and warrants to the Service Provider as follows:

                  (i) The Liquidating Trust is a trust duly organized and validly existing under the laws of the State of Delaware and has all requisite power to enter into this Agreement.

                  (ii) Subject to receipt of the Confirmation Order for the Plan, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein nor compliance by the Liquidating Trust with any of the provisions hereof will: (i) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Liquidating Trust; or (ii) require the consent, approval, permission or other authorization of, or qualification or filing with or notice to, any court, arbitrator or other tribunal or any governmental, administrative, regulatory or self-regulatory agency or any other third party.

                  (iii) Subject to receipt of the Confirmation Order for the
                        Plan, this Agreement has been duly authorized, executed and delivered by the Liquidating Trust and constitutes the legal, valid and binding agreement of the Liquidating Trust enforceable in accordance with its terms.

            (b) As an inducement to the Liquidating Trust to enter into this Agreement, the Service Provider represents and warrants to the Liquidating Trust as follows:

                  (i) The Service Provider is a limited liability company duly organized and validly existing under the laws of the jurisdiction in which it was organized and has all requisite power to enter into this Agreement.

                  (ii) Subject to receipt of the Confirmation Order for the Plan, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein nor compliance by the Service Provider with any of the provisions hereof will: (i) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to it; or (ii) require the consent, approval, permission or other authorization of, or qualification or filing with or notice to, any court, arbitrator or other


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                        tribunal or any governmental, administrative, regulatory
                        or self-regulatory agency or any other third party.

                  (iii) Subject to receipt of the Confirmation Order for the
                        Plan, this Agreement has been duly authorized, executed and delivered by the Service Provider and constitutes the legal, valid and binding agreement of the Service Provider, enforceable in accordance with its terms.

      7. Indemnification. The Liquidating Trust shall indemnify the Service Provider, to the fullest extent permitted under the Liquidating Trust Agreement, from and against any and all losses, claims, damages, liabilities, penalties, judgment, costs, fees, expenses and disbursements, as and when incurred, of investigating, preparing, defending or resolving any action, suit, proceeding or investigation, directly or indirectly caused by, relating to, based upon, arising out of or in connection with this Agreement or the performance by the Service Provider of any services hereunder. Notwithstanding the forgoing, it is expressly understood that (i) no indemnification shall be provided to the Service Provider for conduct which constitutes willful misconduct or gross neglect, which determination of willful misconduct or gross neglect shall be made (A) in the first instance, (I) by a majority vote of the members of the Trust Advisory Board who are not parties to such action, suit or proceeding, or
(II) if a majority vote of disinterested members of the Trust Advisory Board so directs, by independent legal counsel in a written opinion, or (B) in the second instance, notwithstanding any contrary determination in the specific case under the preceding clause (i)(A) above or the absence of a determination by the Trust Advisory Board, by any court of competent jurisdiction upon application of the Service Provider; (ii) expenses incurred in defending or investigating a threatened or pending action, suit or proceeding shall be paid in advance of the final disposition of such action, suit or proceeding only if authorized by the Trust Advisory Board after receipt of a written affirmation by the Service Provider of its good faith belief that it has met the standard of conduct necessary for such indemnification and an undertaking by or on behalf of the Service Provider to repay all amounts so advanced if it shall ultimately be determined that the Service Provider is not entitled to indemnification pursuant to the terms of the Liquidating Trust Agreement or the laws of the State of Delaware; and (iii) indemnification pursuant to this Agreement shall only be provided upon and after a determination, in accordance with Section 7.2 of the Liquidating Trust Agreement, that indemnification of the Service Provider is proper under the circumstances and would be granted under Section 7.2 of the Liquidating Trust Agreement because, in addition to all other requirements for indemnification set forth in Section 7.2 of the Liquidating Trust Agreement (which shall have been satisfied in full), the Service Provider has met the applicable standard of conduct set forth therein.

      8. Notices. Any notice or communication required to be given by either party hereunder shall be in writing and shall be hand delivered or sent by certified or registered mail, return receipt requested, or by confirmed facsimile or electronic transmission or by an overnight delivery service to the party receiving such communication at the address specified below:

          IF THE LIQUIDATING TRUST:

          Liquidating Trust for Highlands Insurance Group, Inc. and Subsidiaries 1000 Lenox Drive


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          Lawrenceville, NJ 08648

          Fax number: 609-219-1774

          IF THE SERVICE PROVIDER:

          [XYZ, LLC]

          --------------------------

          --------------------------
          Attention: Managing Member

          Fax number:


or such other address as either party may in the future specify to the other party. Notices shall be deemed delivered when received by the party to whom they were addressed.

      9. General.

            (a) This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof, and may be amended or modified only by a writing signed by both parties hereto.

            (b) Neither party shall assign, sub-license, sub-contract, charge or otherwise encumber any of its rights or obligations under this Agreement without the prior written consent of the other party.

            (c) This Agreement will be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law, and any litigation arising out of or connected in any way with this Agreement shall take place in State or Federal court of competent jurisdiction in the State of Delaware.

            (d) If any provision of this Agreement (or any portion thereof) is determined to be invalid or unenforceable the remaining provisions of this Agreement shall not be affected thereby and shall be binding upon the Liquidating Trust and the Service Provider and shall be enforceable as though said invalid or unenforceable provision (or portion thereof) were not contained in this Agreement.

            (e) The failure by either the Liquidating Trust or the Services Provider to insist upon strict performance of any of the provisions contained in this Agreement shall in no way constitute a waiver of its rights as set forth in this Agreement, at law or in equity, or a waiver of any other provisions or subsequent default by the other party in the performance of or compliance with any of the terms and conditions set forth in this Agreement.

            (f) The headings of this Agreement are intended solely for convenience of reference and shall be given no effect in the interpretation or construction of this Agreement.


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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                             THE LIQUIDATING TRUST


                                             By:_______________________________
                                             Name: ____________________________
                                             Title: ___________________________



                                             [XYZ, LLC]


                                             By:_______________________________
                                             Name: ____________________________
                                             Title: ___________________________


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